EXHIBIT 3.1

AMENDED AND RESTATED CHARTER
OF
DOLLAR GENERAL CORPORATION

1.	The name of the corporation shall be Dollar General Corporation.

2.	The corporation is for profit.

    3.  The duration of the corporation is perpetual.

    4.  The street address and ZIP code of the corporation’s principal office in Tennessee will be:

100 Mission Ridge
Goodlettsville, Tennessee 37072
County of Davidson

    5.   (a) The name of the registered agent is Corporation Service Company.

(b)	The street address, ZIP code and county of the corporation’s registered office and registered agent in Tennessee shall be:

Corporation Service Company
2908 Poston Avenue
Nashville, Tennessee 37203
County of Davidson

    6.  The corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended from time to time.

    7.  The maximum shares of stock the corporation is authorized to issue is:

(a)
1,000,000,000 shares of common stock, $0.50 par value per share, which shall be entitled to one vote per share and, upon dissolution of the corporation, shall be entitled to receive the net assets of the corporation.

(b)	1,000,000 shares of Preferred Stock. Pursuant to TCA §§ 48-16-101 and 102, the preferences, limitations and relative rights of the Preferred Stock shall be determined by the Board of Directors.

8.	The shareholders of the corporation shall not have preemptive rights.

    9.  The business and affairs of the corporation shall be managed by a Board of Directors. The number of Directors and their terms shall be specified in the by-laws of the corporation.

    10.  To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof, and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time, or such successor statute. Any repeal or modification of this Article 10 by the shareholders of the corporation shall not affect adversely any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

    11.  The corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

The indemnification and advancement of expenses provisions of this Article 11 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the corporation’s Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

12.	The name and address of the Incorporator is:

Howard H. Lamar III
2700 AmSouth Center
Nashville, Tennessee 37238-2700

This Amended and Restated Charter of Dollar General Corporation shall be effective when filed with the Office of the Tennessee Secretary of State.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Charter to be signed by its duly authorized officer set forth below.

                DOLLAR GENERAL CORPORATION

                By: /s/ Susan Lanigan
                Its: Executive Vice President, General Counsel